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                                                                 EXHIBIT 99.2

                                HERBERT H. HAFT
                             2501 30th Street, N.W.
                            Washington, D.C.  20008

                                                                    July 7, 1995

Via Facsimile and Hand Delivery

Ronald S. Haft
2435 California Street, N.W.
Washington, D.C.  20008

Dear Ronald:

         I write in response to your letter of June 30, in which you attempt to revoke the irrevocable proxy you gave me under the contract between us dated July 28, 1993. Your attempted revocation of my proxy is a material breach of the contract between us. As remedy for your breach, I hereby exercise my right to rescind the contract.

         By this letter I hereby tender to you the immediate return of your $11,054,720 note and the payments by you that have not previously been taken back by you. In exchange, I hereby demand that you immediately tender to me all certificates for the 172,730 shares of B Stock that are now pledged as collateral for your $11,054,720 note, together with all necessary endorsements and signature guarantees. This will restore each of us to our respective positions before the July 28, 1993 contract.

         Please confirm immediately your acceptance of my tender of the consideration received under the contract now rescinded so that we may arrange for the appropriate physical exchange of checks and documents. If I do not hear from you by Wednesday, July 12, 1995 at 5:00 p.m., then I will assume that you have refused my tender and I will be forced to seek all appropriate relief in court.

         By this rescission notice, I am also advising Dart that the contract has been rescinded and that you have no ownership rights in any of the 172,730 shares of B Stock, including any rights to vote any shares or receive any dividends on any shares. The consequence of your breach of our contract is that all ownership rights in the 172,730 shares of B Stock have now reverted to me.

                                                            Very truly yours,

                                                            /s/ HERBERT H. HAFT
                                                            Herbert H. Haft
cc:      Larry G. Schafran
         Stephen J. Brogan
         Arne M. Sorenson





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